UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 29, 2014

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	000-53290	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Copies to:
Harvey Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On September 29, 2014, ChromaDex Corporation (the “Company” or “we” or “us” or “our”) entered into a loan and security agreement (the “Loan Agreement”) with Hercules Technology II, L.P., as lender (“Lender”) and Hercules Technology Growth Capital, Inc., as agent. Lender will provide us with access to a term loan of up to $5 million. The first $2.5 million of the term loan was funded at closing, and is repayable in installments over 30 months, following an initial interest-only period of twelve months after closing.  The remaining $2.5 million of the term loan can be drawn down at our option at any time but no later than July 31, 2015. In connection with the loan, we paid a $50,000 facility charge to Lender.

The term loan bears interest at the rate per year equal to the greater of either (i) 9.35% plus the prime rate as reported in The Wall Street Journal minus 3.25%, and (ii) 9.35%. We may prepay all, but no less than all, of the outstanding loan balance, subject to prepayment charges of 3% during the first twelve months following closing, 2% during the next twelve months and 1% thereafter. On the earliest to occur of the (a) the loan maturity date, (b) the date we prepay the outstanding loan balance or (c) the date the outstanding loan balance becomes due and payable, we will pay Lender an end of term charge equal to 3.75% of all amounts drawn under the loan.

The Loan Agreement further provides that, subject to certain conditions, any regularly scheduled installment of principal due to Lender may be paid, in whole or in part at the option of the Company or Lender, by converting a portion of the principal of the term loan into shares of the Company’s common stock (the “Conversion Shares”) at a conversion price of $1.293, in lieu of payment in cash.  The aggregate principal amount to be paid in Conversion Shares shall not exceed $1,000,000.  Of this amount 50% shall convert at the Lender’s option and 50% shall convert at the Company’s option.

In connection with the Loan Agreement, we granted first priority liens and security interest in substantially all of our assets, exclusive of intellectual property and 35% of the capital stock of any foreign subsidiary, as collateral for the obligations under the Loan Agreement.

The Loan Agreement also contains representations and warranties by us and Lender, indemnification provisions in favor of Lender and customary covenants (including limitations on other indebtedness, liens, acquisitions, investments and dividend, but no financial covenants), and events of default (including payment defaults, breaches of covenants following any applicable cure period, a material impairment in the perfection or priority of Lender’s security interest or in the collateral, and events relating to bankruptcy or insolvency). Upon the occurrence of an event of default, a default interest rate of an additional 4% will be applied to the outstanding loan balances, and Lender may terminate its lending commitment, declare all outstanding obligations immediately due and payable, and take such other actions as set forth in the Loan Agreement.

Pursuant to the Loan Agreement, we issued Lender a warrant (the “Warrant”) to purchase 419,020 shares of our common stock at an exercise price of $1.062 per share, subject to customary adjustments under certain circumstances.   The Warrant is exercisable beginning on the date of issuance and expires five years from that date. Until the shares of common stock issuable upon exercise of the Warrant may be resold pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”), the holder of the Warrant has “piggyback” registration rights, which permit the holder of the warrant to have the “resale” of the shares of common stock issued upon exercise of the Warrant included on any registration statement we file after the issuance date under which we register for resale any shares of common stock held by any person.

The descriptions of the Loan Agreement and the Warrant contained in this Form 8-K report do not purport to be compete and are qualified in their entirety to the complete text of the Loan Agreement and the Warrant, including exhibits, which we intend to file with the Securities and Exchange Commission as exhibits with our Annual Report on Form 10-K for the fiscal year ending January 3, 2015.

Risk Factors

Our cash flows and capital resources may be insufficient to make required payments on our indebtedness and future indebtedness.

Our indebtedness could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our debt obligations;

•	make us more vulnerable to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate on the debt under the Credit Facility is variable;

•	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

•	economic and demand factors affecting our industry;

•	pricing pressures;

•	increased operating costs;

•	competitive conditions; and

•	other operating difficulties.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. Our obligations pursuant to the Loan Agreement are secured by a security interest in all of our assets, exclusive of intellectual property. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all.

We may incur additional indebtedness in the future, including pursuant to the Loan Agreement. Our incurrence of additional indebtedness would intensify the risks described above.

The Loan Agreement contains various covenants limiting the discretion of our management in operating our business.

The Loan Agreement contains, subject to certain carve-outs, various restrictive covenants that limit our management's discretion in operating our business. In particular, these instruments limit our ability to, among other things:

•	incur additional debt;

•	grant liens on assets;

•	make investments, including capital expenditures;

•	sell or acquire assets outside the ordinary course of business; and

•	make fundamental business changes.

If we fail to comply with the restrictions in the Loan Agreement, a default may allow the creditors under the relevant instruments to accelerate the related debt and to exercise their remedies under these agreements, which will typically include the right to declare the principal amount of that debt, together with accrued and unpaid interest and other related amounts, immediately due and payable, to exercise any remedies the creditors may have to foreclose on assets that are subject to liens securing that debt and to terminate any commitments they had made to supply further funds. The Loan Agreement governing our indebtedness also contains various covenants that may limit our ability to pay dividends.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K report is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Form 8-K report is incorporated by reference into this Item 3.02.

We issued the Warrant and shall issue any Conversion Shares in reliance on the exemption from registration provided under Section 4(2) of the Securities Act. We relied on the exemption from registration provided under Section 4(2) based in part on the representations made by Lender that it is an accredited investor, as such term is defined in Rule 501(a) under the Securities Act, and that the securities acquired by Lender were being acquired for investment purposes and not with a view to the sale or distribution of any part thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 3, 2014

CHROMADEX CORPORATION

By:	/s/ Frank L. Jaksch Jr.
Name:	Frank L. Jaksch Jr.
Title:	Chief Executive Officer